P R O S P E C T U S S U P P L E M E N T No. 1 (To Prospectus dated May 28, 1996)	Filed pursuant to Rule 424(b)(3) Registration No. 333-03205

16,980,415 Shares

Common Stock

        This Prospectus Supplement No. 1 supplements our prospectus dated May 28, 1996. The prospectus relates to (i) the possible issuance of shares of our common stock if and to the extent holders of certain units of limited partner interest in The Mills Limited Partnership, of which we are the sole general partner, tender their units for redemption, and (ii) the offer and sale from time to time by persons identified who may be our affiliates of certain shares of our common stock, including shares of our common stock that they may acquire in redemption of their units. You should read this prospectus supplement in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

        The Selling Stockholder table, appearing under the heading "Selling Stockholders" in the accompanying prospectus, is amended and supplemented by deleting East Coast Commons Limited Partnership, which has distributed all of its units to its partners, and making the following additional changes to the table to reflect the transactions described in the footnotes below:

Name	Number of Shares that may be Offered Hereby
Dietrich von Boetticher (1)	484,848
James C. Braithwaite (2)	219,110
Franz von Perfall (3)	116,066
Kan Am USA V Limited Partnership (4)	44,893
Kan Am USA VI Limited Partnership (5)	65,940
Kan Am USA X Limited Partnership (6)	2,613,044
Kan Am USA XI Limited Partnership (7)	1,108,053
Kan Am Realty, Inc. (8)	16,504
Kan Am US, Inc. (9)	17,757
Kan Am, Inc. (10)	4,687

(1)
Mr. von Boetticher is a Vice Chairman and director. He received distributions of a total of (a) 464,096 units covered by the prospectus (which we refer to as "covered units") from Kan Am America Limited Partnership, which received 8,056 of such units from East Coast Commons Limited Partnership, 9,311 of such units from Kan Am USA V Limited Partnership, 140,569 of such units from Kan Am VI USA Limited Partnership, 242,476 of such units from Kan Am USA X Limited Partnership, and 63,684 of such units from Kan Am USA XI Limited Partnership and (b) 20,752 covered units from Kan Am Grundbesitz GmbH Beteiligungsgesellschaft, which received such units from East Coast Commons Limited Partnership. He has received 155,599 shares of common stock from us upon redemption of a like number of covered units. He continues to hold 329,249 covered units redeemable for Redemption Shares.
(2)
Mr. Braithwaite is a director. He received distributions of a total of 219,110 covered units, of which 85,318 were received from Kan Am Capital Limited Partnership, 2,806 were received from East Coast Commons Limited Partnership, 3,243 were received from Kan Am USA V Limited Partnership, 48,962 were received from Kan Am USA VI Limited Partnership, 70,314 were received from Kan Am USA X Limited Partnership, and 8,467 were received from Kan Am USA XI Limited Partnership. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(3)
Mr. von Perfall is a director. He received distributions of a total of 116,066 covered units, of which 56,879 were received from Kan Am Capital Limited Partnership, 46,875 were received from Kan Am USA X Limited Partnership and 12,312 were received from Kan Am USA XI Limited Partnership. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(4)
Since the date of the accompanying prospectus, Kan Am USA V Limited Partnership has distributed a total of 171,444 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(5)
Since the date of the accompanying prospectus, Kan Am USA VI Limited Partnership has distributed a total of 3,200,356 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(6)
Since the date of the accompanying prospectus, Kan Am USA X Limited Partnership has distributed a total of 468,755 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(7)
Since the date of the accompanying prospectus, Kan Am USA XI Limited Partnership has distributed a total of 123,117 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(8)
Since the date of the accompanying prospectus, Kan Am Realty, Inc. has received a total of 16,504 covered units, of which 973 were received from Kan Am USA V Limited Partnership, 14,689 were received from Kan Am USA VI Limited Partnership and 842 were received from East Coast Commons Limited Partnership. The indicated securities consist solely of covered units redeemable for Redemption Shares.

(9)
Since the date of the accompanying prospectus, Kan Am US, Inc. has received a total of 17,757 covered units, of which 14,063 were received from Kan Am USA X Limited Partnership and 3,694 of which were received from Kan Am USA XI Limited Partnership. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(10)
Since the date of the accompanying prospectus, Kan Am, Inc. has received a total of 4,687 covered units, of which 81 were received from East Coast Commons Limited Partnership, 94 were received from Kan Am USA V Limited Partnership, 1,420 were received from Kan Am USA VI, 2,449 were received from Kan Am USA X Limited Partnership and 643 were received from Kan Am USA XI Limited Partnership. The indicated securities consist solely of covered units redeemable for Redemption Shares.

The date of this prospectus supplement is July 11, 2003.